Exhibit (a)(1)(v)

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of

MOLDFLOW CORPORATION

at

$22.00 Net Per Share

by

SWITCH ACQUISITION CORPORATION

a wholly-owned subsidiary

of

AUTODESK, INC.

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated May 15, 2008 (which, together with any amendments or supplements thereto, collectively constitute the “Offer to Purchase”) and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by Switch Acquisition Corporation, a Delaware corporation (the “Purchaser”), and wholly-owned subsidiary of Autodesk, Inc., a Delaware corporation (“Autodesk”), to purchase for cash all outstanding shares of common stock par value $0.01 per share (the “Shares”) of Moldflow Corporation, a Delaware corporation (“Moldflow”). The Offer is being made in connection with the Agreement and Plan of Merger, dated May 1, 2008, by and among the Purchaser, Autodesk and Moldflow (as it may be amended from time to time, the “Merger Agreement”), pursuant to which, as soon as practicable after consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into Moldflow, and Moldflow will become a wholly-owned subsidiary of Autodesk (the “Merger”). We are the holder of record of the Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Your	attention is directed to the following:

1.	The tender price is $22.00 per Share, net to you in cash without interest thereon, less any required withholding taxes;

2.	The Offer and withdrawal rights expire at 12:00 Midnight, New York City time, on Thursday, June 12, 2008, unless the Offer is extended pursuant to the Merger Agreement (as extended, the “Expiration Date”);

3.	The Offer is conditioned upon, among other things:

(a) the condition (the “Minimum Condition”) that, prior to the then scheduled expiration date of the Offer (as it may be extended from time to time), there be validly tendered in accordance with the terms of the Offer and not withdrawn a number of Shares, that, together with any Shares then owned by Autodesk or the Purchaser, represents at least a majority of: (i) all outstanding Shares, plus (ii) all of the outstanding Shares issuable upon the exercise of all then outstanding Moldflow options that are vested and exercisable as of any the expiration date of the Offer or that would be vested and exercisable at any time within 90 calendar days following the expiration date of the Offer assuming that the holder of such Moldflow options satisfies the vesting conditions applicable thereto (and after giving effect to the acceleration of any vesting that may occur as a result of the Offer), plus (iii) all Shares issuable upon the exercise, conversion or exchange of any then outstanding securities (other than Moldflow options) that are exercisable or convertible into, or exchangeable for, Shares at any time within 90 calendar days following the expiration date of the Offer;

(b)(i) the expiration or termination of any waiting period (and extensions thereof) applicable to the Offer, the Merger and the other transactions contemplated by the Merger Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and receipt of any other antitrust, competition or merger control or regulatory consents that Autodesk reasonably determines in good faith to be necessary or appropriate to consummate the transactions contemplated by the Merger Agreement, in any such case on terms that do not involve certain adverse regulatory conditions described in the Merger Agreement, and (ii) receipt of governmental clearances, consents, approvals, orders and authorizations that Autodesk reasonably determines in good faith to be necessary or appropriate to consummate the Offer, the Merger or the other transactions contemplated by the Merger Agreement, in any such case on terms that do not involve certain adverse regulatory conditions described in the Merger Agreement;

(c) the absence of any governmental orders or any laws that would prohibit or prevent the Offer or the Merger;

(d) the absence of any governmental proceedings that would, among other things, prohibit or prevent the Offer or the Merger; and

(e) the absence of any material adverse change in Moldflow.

If any of these conditions is not satisfied at or prior to the scheduled expiration of the Offer, the Purchaser (a) will not be required to accept for payment or, subject to any applicable rules and regulations of the Securities and Exchange Commission (the “SEC”), pay for Shares that are tendered in the Offer, and (b) may delay the acceptance for payment of or, subject to any applicable rules and regulations of the SEC, the payment for, any Shares that are tendered in the Offer. Autodesk or the Purchaser may waive any of the conditions to the Offer without the prior consent of Moldflow, except for the Minimum Condition described in paragraph (a) above. The Offer is not conditioned upon the Autodesk or the Purchaser obtaining financing.

4.	Any stock transfer taxes applicable to the sale of the Shares to the Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form below. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

The Offer is not being made to, and tenders will not be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Payment for the Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by Computershare Trust Company, N.A. (the “Depositary”) of (i) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at The Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility are actually received by the Depositary.

Instruction Form with Respect to

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Moldflow Corporation

by

Switch Acquisition Corporation

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated May 15, 2008 (the “Offer to Purchase”), and the related Letter of Transmittal, in connection with the offer by Switch Acquisition Corporation to purchase all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Moldflow Corporation.

This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Number of Shares to be Tendered	SIGN HERE
Shares[1]
Signature(s)
Name(s)
Dated , 2008.	Address(es)
(Zip Code)

[1]	Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.